Exhibit 99.1

Press Release

Star Holdings Reports First Quarter 2023 Results

NEW YORK, May 11, 2023

Star Holdings (NASDAQ: STHO) announced today that it has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 with the Securities and Exchange Commission. The Company's spin-off from iStar Inc. (now known as Safehold Inc.) occurred on the last day of the quarter; therefore, the Company's financial results for the quarter are not necessarily indicative of the Company's future results as a stand-alone company following the spin-off.

Net income (loss) attributable to common shareholders for the first quarter was ($90.7 million) and earnings (loss) per share was ($6.81). These results reflect a non-cash adjustment of ($90.7 million) which reduced earnings per share by ($6.81) with respect to our investment in approximately 13.5 million shares of SAFE, which no longer qualifies for equity method accounting and instead is based on mark-to-market accounting.

Further details regarding the Company's results of operations, assets and activities are available in the Company's Form 10-Q for the quarter ended March 31, 2023 which is available for download at the Company's website www.starholdingsco.com or at the Securities and Exchange Commission website www.sec.gov.

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Star Holdings (NASDAQ: STHO) portfolio is comprised primarily of interests in the Asbury Park Waterfront, the Magnolia Green residential development projects and other commercial real estate properties and loans that are for sale or otherwise plan to be monetized. Star Holdings also owns shares of Safehold Inc. (NYSE: SAFE). Star Holdings expects to focus on realizing value for shareholders from its portfolio primarily by maximizing cash flows through active asset management and asset sales. Additional information on Star Holdings is available on its website at www.starholdingsco.com.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@starholdingsco.com

Company Contact:

Pearse Hoffmann

Senior Vice President

Capital Markets & Investor Relations

T 212.930.9400

E investors@starholdingsco.com

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@starholdingsco.com